                                                                      EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS


                       LANNETT COMPANY, INC AND SUBSIDIARY

                 STATEMENT RE COMPUTATIONS OF PER SHARE EARNINGS



                                                 THREE MONTHS ENDED MARCH 31
                                    2002           2002                 2001           2001
                                    -----------------------------------------------------------------
                                    Net Income     Shares               Net Income     Shares
Basic earnings per share factors    $3,044,283     13,220,345            $175,846      13,206,128

Effect of potentially dilutive
option plans:


Employee stock options                       -        101,084                   -               -
                                    ----------     ----------            --------      ----------

Diluted earnings per share factors  $3,044,283     13,321,429            $175,846      13,206,128
                                    ==========     ==========            ========      ==========


Basic earnings per share            $     0.23                           $   0.01

Diluted earnings per share          $     0.23                           $   0.01




Options to purchase 42,834 shares, 61,784 shares, 30,000 shares and 1,300 shares of common stock at $0.80 per share, $1.125 per share, $1.38 per share and $3.78 per share, respectively, were outstanding at March 31, 2002. Of these options, 134,618 shares were included in the calculation of outstanding shares for the purpose of calculating diluted earnings per share. Options to purchase 136,700 shares, 80,000 shares and 1,550 shares of common stock at $1.125 per share, $1.38 per share and $3.78 per share, respectively, were outstanding at March 31, 2001. These options were not included in the computation of diluted earnings per share for the three months ended March 31, 2001 because to do so would be antidilutive.

                       LANNETT COMPANY, INC AND SUBSIDIARY

                 STATEMENT RE COMPUTATIONS OF PER SHARE EARNINGS


                                                 NINE MONTHS ENDED MARCH 31
                                    2002           2002                 2001           2001
                                    -------------------------------------------------------
                                    Net Income     Shares               Net Income     Shares
Basic earnings per share factors    $5,214,049     13,215,163         $343,043      13,206,128

Effect of potentially dilutive
option plans:

Employee stock options                       -         91,616                -               -
                                    ----------     ----------         --------      ----------

Diluted earnings per share factors  $5,214,049     13,306,779         $343,043      13,206,128
                                    ==========     ==========         ========      ==========


Basic earnings per share            $     0.39                        $   0.03

Diluted earnings per share          $     0.39                        $   0.03



Options to purchase 42,834 shares, 61,784 shares, 30,000 shares and 1,300 shares of common stock at $0.80 per share, $1.125 per share, $1.38 per share and $3.78 per share, respectively, were outstanding at December 31, 2001. Of these options, 134,618 shares were included in the calculation of outstanding shares for the purpose of calculating diluted earnings per share. Options to purchase 136,700 shares, 80,000 shares and 1,550 shares of common stock at $1.125 per share, $1.38 per share and $3.78 per share, respectively, were outstanding at March 31, 2001. These options were not included in the computation of diluted earnings per share because to do so would be antidilutive.


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